Exhibit 18.1

PREFERABILITY LETTER OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

February 25, 2026

Board of Directors
Hayward Holdings, Inc.
1415 Vantage Park Drive
Suite 400
Charlotte, NC 28203

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to Hayward Holdings, Inc.’s (the “Company”) Annual Report on Form 10-K for the year ended December 31, 2025 (the “Form 10-K”) pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Form 10-K and issued our report thereon dated February 25, 2026. Note 2 to the consolidated financial statements describes a change in accounting principle related to the presentation of warranty costs from selling, general and administrative expense to cost of sales in the consolidated statements of operations. It should be understood that the preferability of one acceptable method of accounting over another for the presentation of warranty cost has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, a change to a preferable accounting principle in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
Charlotte, North Carolina